Exhibit 99.1

FROM:	FOR:
FRB Weber Shandwick	Community First Bankshares, Inc.
676 North St. Clair Street	520 Main Avenue
Chicago, IL 60611	Fargo, ND 58124-0001
Contact: Jeff Wilhoit	Contact: Mark A. Anderson
312-640-6757	701-298-5600
jwilhoit@webershandwick.com	IPR@CommunityFirst.com

COMMUNITY FIRST BANKSHARES ANNOUNCES CHANGE IN BOARD OF DIRECTORS

FARGO, N.D., December 3, 2003 — Community First Bankshares, Inc., (Nasdaq: CFBX) announced today that its Board of Directors has accepted the resignation of Dennis M. Mathisen as a director of the company, effective Dec. 1, 2003. Mathisen, 64, is chairman and CEO of The Marshall Group, Inc., an investment and merchant banking company and Marshall Bank, N.A., a national bank with offices in downtown Minneapolis and Hallock, Minn.

Mr. Mathisen has elected to dedicate his energies to the continued expansion of The Marshall Group. Marshall, based in Minneapolis, with offices in Atlanta, Chicago, Dallas, San Diego and St. Louis, originates, structures and distributes finance opportunities through a commercial lending subsidiary, a registered broker dealer and several other operating subsidiaries. The company delivers service and investment banking solutions for community banks and institutional, government and corporate entities nationwide. “While I have greatly enjoyed serving the shareholders of Community First,” said Mathisen, “I have found that my extensive business interests necessitate greater time commitments, which, in turn, result in less time available for other ventures.”

Mr. Mathisen has served on the Community First Board of Directors since 1996, when Community First merged with Mountain Parks Financial Corp., Denver, Colo., which operated 22 banking offices in 17 Colorado communities, more than doubling Community First’s assets in Colorado. At that time, Mr. Mathisen was president and chief executive officer of Mountain Parks Financial. As a director of Community First Bankshares, Mr. Mathisen previously chaired the Finance Committee and served on its Corporate Governance and Audit Committees.

“We greatly appreciate the more than 30 years of experience that Dennis Mathisen has brought to his tenure on our Board of Directors,” said Mark Anderson, president and chief executive officer of Community First. “His finance expertise, along with his banking and legal background, provided skillful insights to assist in developing strategies to enhance long-term growth opportunities for Community First.”

Community First Bankshares, a $5.5 billion financial services company, provides a complete line of banking, investment, insurance, mortgage and trust products to individuals and businesses. The company’s extensive offering of financial products and services is marketed through full-service offices in 136 communities in 12 states—Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. The company’s services include an online banking system that offers electronic bill payment and discount brokerage capabilities, telephone banking and an extensive ATM network. Community First Bankshares stock is traded on The Nasdaq Stock Market® under the symbol CFBX. The latest investor and other corporate information is available at its Web site, www.CommunityFirst.com.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions; competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.

# # #